Exhibit 10.17
Exelis Inc.
Senior Executive Severance Pay Plan
1. Purpose
     The purpose of this Exelis Inc. Senior Executive Severance Pay Plan (“Plan”) is to assist in occupational transition by providing severance pay for employees covered by this Plan whose employment is terminated under conditions set forth in this Plan.
     The Plan first became effective as of October 31, 2011 following the spin-off of Exelis Inc. from ITT Corporation (the “Predecessor Corporation”) on October 31, 2011. The Predecessor Corporation maintained a similar plan prior to the spin-off (the “Predecessor Plan”), and the Plan was created to continue service accruals under the Predecessor Plan. The Plan shall remain in effect as provided in Section 12 hereof, and Executives shall receive full credit for their service and participation with the Predecessor Corporation as provided in Section 4 hereof.
2. Covered Employees
     Covered employees under this Plan (“Executives”) are full-time, regular salaried employees of Exelis Inc. (“Exelis”) and of any subsidiary company (“Exelis Inc. Subsidiary”) (collectively or individually as the context requires “Company”) who are United States citizens, or who are employed in the United States, in Band A currently (Senior Vice Presidents and above to be further defined by the Exelis Compensation and Personnel Committee) at any time within the two year period immediately preceding the date the Company selects as the Executive’s last day of active employment (“Scheduled Termination Date”).
3. Severance Pay Upon Termination of Employment
     If the Company terminates an Executive’s employment, the Executive shall be provided severance pay in accordance with the terms of this Plan except where the Executive:
     • is terminated for cause,
     • accepts employment or refuses comparable employment with a purchaser as provided in Section 8, “Divestiture”,
     • is terminated with a Scheduled Termination Date on or after the Executive’s Normal Retirement Date as defined herein, or
     • voluntarily terminates employment with the Company prior to the Scheduled Termination Date.
     No severance pay will be provided under this Plan where the Executive terminates employment by:
     • voluntarily resigning,

     • voluntarily retiring, or
     • failing to return from an approved leave of absence (including a medical leave of absence).
     No severance pay will be provided under this Plan upon any termination of employment as a result of the Executive’s death or disability.
     “Normal Retirement Date” shall mean the first of the month which coincides with or follows the Executive’s 65th birthday.
4. Schedule of Severance Pay
     Severance pay will be provided in accordance with the following Schedule of Severance Pay which sets forth the months of Base Pay which is provided to an Executive based upon the Executive’s Years of Service as of the Scheduled Termination Date.

Years of Service	Months of Base Pay
Less than 4	12
4	13
5	14
6	15
7	16
8	17
9	18
10	19
11	20
12	21
13	22
14	23
15 or more	24
     “Base Pay” shall mean the annual base salary rate payable or in effect with respect to the Executive at the Scheduled Termination Date divided by twelve (12) months. Such annual base salary rate shall in no event be less than the highest annual base salary rate paid or in effect with respect to the Executive at any time during the twenty-four month (24) period immediately preceding the Scheduled Termination Date.
     “Years of Service” shall mean the total number of completed years of employment since the Executive’s Exelis system service date to the Scheduled Termination Date, rounded to the nearest whole year; provided that, for the purposes of “Years of Service,” service shall include years with the Predecessor Corporation. The Exelis system service date is the date from which employment in the Exelis system is recognized for purposes of determining eligibility for vesting under the applicable Company retirement plan covering the Executive on the Scheduled Termination Date; provided, however, that for purposes of service under the Predecessor Plan, employment in the Predecessor Corporation’s system is recognized for purposes of determining eligibility for vesting under the applicable retirement plan covering the Executive.

     Notwithstanding the above Schedule of Severance Pay, (i) in no event shall months of Base Pay provided to an Executive exceed the number of months remaining between the Scheduled Termination Date and the Executive’s Normal Retirement Date or (ii) shall severance pay exceed the equivalent of twice the Executive’s total annual compensation during the year immediately preceding the Scheduled Termination Date.
     Notwithstanding any other provision of the Plan to the contrary, all prior service and participation by an Executive with the Predecessor Corporation shall be credited in full towards an Executive’s service and participation with the Company.
5. Form of Payment of Severance Pay
     Severance pay shall be paid in the form of periodic payments according to the regular payroll schedule (“Severance Pay”). Severance Pay will commence within 60 days following the Scheduled Termination Date.
     In the event of an Executive’s death during the period the Executive is receiving Severance Pay, the amount of severance pay remaining shall be paid in a discounted lump sum to the Executive’s spouse or to such other beneficiary or beneficiaries designated by the Executive in writing, or, if the Executive is not married and failings such designation, to the estate of the Executive. Any discounted lump sum paid under this Plan shall be equal to the present value of the remaining periodic payments of severance pay as determined by Exelis using an interest rate equal to the prime rate at Citibank in effect on the date of the Executive’s death.
     If an Executive is receiving Severance Pay, the Executive must continue to be available to render to the Company reasonable assistance, consistent with the level of the Executive’s prior position with the Company, at times and locations that are mutually acceptable. In requesting such services, the Company will take into account any other commitments which the Executive may have. After the Scheduled Termination Date and normal wind up of the Executive’s former duties, the Executive will not be required to perform any regular services for the Company. In the event the Executive secures other employment during the period the Executive is receiving Severance Pay, the Executive must promptly notify the Company.
     Severance Pay will cease if an Executive is rehired by the Company.
6. Benefits During Severance Pay
     As long as an Executive is receiving Severance Pay, except as provided in this Section or in Section 7, the Executive will continue to be eligible for participation in Company employee benefit plans in accordance with the provisions of such plans as in effect on the Scheduled Termination Date. An Executive will not be eligible to participate in any Company tax qualified retirement plans, non-qualified excess or supplemental benefit plans, short-term or long-term disability plans, the Company business travel accident plan or any new employee benefit plan or any improvement to any existing employee benefit plan adopted by the Company after the Scheduled Termination Date.
7. Excluded Executive Compensation Plans, Programs, Arrangements, and Perquisites

     During the period an Executive is receiving Severance Pay, the Executive will not be eligible to accrue any vacation or participate in any (i) bonus program, (ii) special termination programs, (iii) tax or financial advisory services, (iv) new awards under any stock option or stock related plans for executives (provided that the Executive will be eligible to exercise any outstanding stock options in accordance with the terms of any applicable stock option plan), (v) new or revised executive compensation programs that may be introduced after the Scheduled Termination Date and (vi) any other executive compensation program, plan, arrangement, practice, policy or perquisites unless specifically authorized by Exelis in writing. The period during which an Executive is receiving Severance Pay does not count as service for the purpose of any Exelis long term incentive award program unless otherwise provided in plan documents previously approved by the Board of Directors or Compensation and Personnel Committee.
8. Divestiture
     If an Exelis Subsidiary or division of Exelis or a portion thereof at which an Executive is employed is sold or divested and if (i) the Executive accepts employment or continued employment with the purchaser or (ii) refuses employment or continued employment with the purchaser on terms and conditions substantially comparable to those in effect immediately preceding the sale or divestiture, the Executive shall not be provided severance pay under this Plan. The provisions of this Section 8 apply to divestitures accomplished through sales of assets or through sales of corporate entities.
9. Disqualifying Conduct
     If during the period an Executive is receiving Severance Pay, the Executive (i) engages in any activity which is inimical to the best interests of the Company; (ii) disparages the Company; (iii) fails to comply with any Company Covenant Against Disclosure and Assignment of Rights to Intellectual Property; (iv) without the Company’s prior consent, induces any employees of the Company to leave their Company employment; (v) without the Company’s prior consent, engages in, becomes affiliated with, or becomes employed by any business competitive with the Company; or (vi) fails to comply with applicable provisions of the Exelis Code of Conduct or applicable Exelis Corporate Policies or any applicable Exelis Subsidiary Code or policies, then the Company will have no further obligation to provide severance pay.
10. Release
     The Company shall not be required to make or continue any severance payments under this Plan unless the Executive executes and delivers to Exelis within 45 days following the Scheduled Termination Date a release, satisfactory to Exelis, in which the Executive discharges and releases the Company and the Company’s directors, officers, employees and employee benefit plans from all claims (other than for benefits to which Executive is entitled under any Company employee benefit plan) arising out of Executive’s employment or termination of employment.
11. Administration of Plan
     This Plan shall be administered by Exelis, who shall have the exclusive right to interpret this Plan, adopt any rules and regulations for carrying out this Plan as may be appropriate and decide any and all matters arising under this Plan, including but not limited to the right to determine appeals. Subject to applicable Federal and state law, all interpretations and decisions by Exelis shall be final, conclusive and binding on all parties affected thereby.
12. Termination or Amendment
     Exelis may terminate or amend this Plan (“Plan Change”) at any time except that no such Plan Change may reduce or adversely affect severance pay for any Executive whose employment terminates within two years of the effective date of such Plan Change provided that the Executive was a covered employee under this Plan on the date of such Plan Change.
13. Offset
     Any severance pay provided to an Executive under this Plan shall be offset in a manner consistent with Section 15 by reducing such severance pay by any severance pay, salary continuation, termination pay or similar pay or allowance which Executive receives or is entitled to receive (i) under any other Company plan, policy practice, program, arrangement; (ii) pursuant to any employment agreement or other agreement with the Company; (iii) by virtue of any law, custom or practice. Any severance pay provided to Executive under this Plan shall also be offset by reducing such severance pay by any severance pay, salary continuation pay, termination pay or similar pay or allowance received by the Executive as a result of any prior termination of employment with the Company.
     Coordination of severance pay with any pay or benefits provided by any applicable Exelis short-term or long-term disability plan shall be in accordance with the provisions of those plans.
14. Miscellaneous Except as provided in this Plan, the Executive shall not be entitled to any notice of termination or pay in lieu thereof.
     In cases where severance pay is provided under this Plan, pay in lieu of any unused current year vacation entitlement will be paid to the Executive in a lump sum.
     Benefits under this Plan are paid for entirely by the Company from its general assets.
     This Plan is not a contract of employment, does not guarantee the Executive employment for any specified period and does not limit the right of the Company to terminate the employment of the Executive at any time.
     The section headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan
15. Section 409A
     This Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until a date that is six months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 15 shall be paid to the Executive in a lump sum and (ii) if any other payments of money or other benefits due hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due under this Plan constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg.
     Section 1.409A-3(i)(1)(iv). Each payment made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with Executives in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to Executives with respect thereto.
16. Adoption Date and Amendments
     This Plan was adopted by Exelis on October 31, 2011 (“Adoption Date”) and does not apply to any termination of employment which occurred or which was communicated to the Executive prior to the Adoption Date.